Consent of Independent Registered Chartered Accountants

We consent to the use in this Registration Statement on Form SB-2 of our report dated March 3, 2006, relating to the financial statements of Gran Tierra Energy Inc. (which audit report expresses an unqualified opinion on the financial statements and includes Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Differences relating to the substantial doubt on the Company’s ability to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants
Calgary, Alberta, Canada
April 21, 2006